COLFAX REPORTS FOURTH QUARTER 2016 RESULTS

•	Exceeded full year 2016 guidance with fourth quarter net income per dilutive share of $0.31 and adjusted net income per share of $0.46

•	Drove structural cost changes to improve profitability

•	Delivered 7% organic Gas and Fluid Handling order growth

•	Completed acquisition that expands welding automation solutions business

ANNAPOLIS JUNCTION, MD - February 2, 2017 - Colfax Corporation (NYSE: CFX), a leading global manufacturer of gas- and fluid-handling and fabrication technology products and services, today announced its financial results for the quarter and year ended December 31, 2016.

For the fourth quarter of 2016, net income was $37.8 million, or $0.31 per dilutive share, compared to $44.2 million, or $0.36 per dilutive share, for the fourth quarter of 2015. Adjusted net income was $56.9 million, or $0.46 per share, compared to $63.0 million, or $0.51 per share for the comparable 2015 period. Full year 2016 net income was $128.1 million, or $1.04 per dilutive share, and adjusted net income was $191.8 million, or $1.56 per share.

The Company reported fourth quarter net sales of $0.93 billion, compared with $1.06 billion in the comparable 2015 quarter. The decrease included a 2.8% decline from foreign currency exchange rates. Fourth quarter operating income was $66.0 million or 7.1% of sales, and adjusted operating income was $90.8 million or 9.7% of sales. The prior year fourth quarter operating income margin was 6.1%, and the adjusted operating income margin was 9.5%.

“We delivered another solid profit performance this quarter expanding our operating margins despite a revenue decrease,” said Matthew Trerotola, President and Chief Executive Officer. “Our teams effectively executed their global restructuring initiatives and significantly improved their cost positions. We also continued to apply CBS to improve commercial processes, contributing to the 7% organic increase in Gas and Fluid Handling orders in the quarter. This is the second consecutive quarter of order growth and was delivered in a stable, but not growing, end market environment. We believe this represents an early indication that our strategies to drive aftermarket and focus resources on the growing applications and regions are building momentum.”

“Market conditions have not fully recovered as we enter 2017, and we are well positioned to deliver the incremental $50 million of structural cost savings included in our 2017 forecast. At the same time, we are pivoting the organization more toward growth and increasing the pace of new product launches and investments in growth regions. This increasing focus on organic growth is complemented by a more active acquisition pipeline.”

In the fourth quarter, Colfax completed the acquisition of Arc Machines, Inc. (“AMI”) for cash consideration of approximately $26 million. AMI is a leader in automated orbital TIG welding for niche applications ranging from the thinnest wall high purity tube welds to the heaviest application of cladding or pipe welding. “Our strengthened ESAB team has made great progress on profitability and the pace of technology development, launching a wide range of new products to enable higher productivity for our customers.” Mr. Trerotola continued, “The acquisition of AMI builds on this progress, and we are very pleased to welcome the AMI team to ESAB and Colfax.”

Conference Call and Webcast

Colfax will host a conference call to provide details about its results on Thursday, February 2, 2017 at 8:00 a.m. EST. The call will be open to the public through 877-303-7908 (U.S. callers) or 678-373-0875 (international callers) and referencing the conference ID number 58639787, or through webcast via Colfax’s website at www.colfaxcorp.com under the “Investors” section. Access to a supplemental slide presentation can also be found at the Colfax website under the same heading. Both the audio of this call and the slide presentation will be archived on the website later today and will be available until the next quarterly call.

About Colfax Corporation

Colfax Corporation is a diversified global manufacturing and engineering company that provides gas- and fluid-handling and fabrication technology products and services to commercial and governmental customers around the world under the Howden, Colfax Fluid Handling and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

Non-GAAP Financial Measures and Other Adjustments

Colfax has provided in this press release financial information that has not been prepared in accordance with GAAP. These non-GAAP financial measures are adjusted net income, adjusted net income per share, adjusted operating income, adjusted operating income margin, organic sales decline and organic order growth (decline). Adjusted net income, adjusted net income per share, adjusted operating income and adjusted operating income margin exclude Restructuring and other related charges, Asbestos coverage adjustment, and charges associated with the deconsolidation of our operations in Venezuela to the extent they impact the periods presented. Adjusted net income and adjusted net income per share for the year ended December 31, 2015 exclude the write-off of certain deferred financing fees and original issue discount associated with the refinancing of Colfax’s credit agreement. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 27.5% and 28.6% for the fourth quarter and full year ended December 31, 2016, respectively. The effective tax rates used to calculate adjusted net income and adjusted net income per share are 25.1% and 27.5% for the fourth quarter and full year ended December 31, 2015, respectively. Organic sales decline and organic order growth (decline) exclude the impact of acquisitions and foreign exchange rate fluctuations. These non-GAAP financial measures assist Colfax in comparing its operating performance on a consistent basis because, among other things, they remove the impact of restructuring and other related charges, asbestos coverage adjustments, Venezuela deconsolidation charges and write-off of certain deferred financing fees and original issue discount.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to GAAP results has been provided in the financial tables included in this press release.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current fact. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission including its 2015 Annual Report on Form 10-K under the caption “Risk Factors.” In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of the date hereof. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax’s global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

Contact:

Terry Ross, Vice President of Investor Relations
Colfax Corporation
301-323-9054
Terry.Ross@colfaxcorp.com

Colfax Corporation
Consolidated Statements of Income
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net sales	$933,751	$1,061,464	$3,647,047	$3,967,053
Cost of sales	645,133	728,039	2,501,396	2,715,279
Gross profit	288,618	333,425	1,145,651	1,251,774
Selling, general and administrative expense	197,798	232,843	825,240	905,952
Asbestos coverage adjustment	—	—	8,226	—
Restructuring and other related charges	24,853	35,519	74,170	61,177
Operating income	65,967	65,063	238,015	284,645
Interest expense, net	5,393	10,593	30,016	47,743
Income before income taxes	60,574	54,470	207,999	236,902
Provision for income taxes	17,755	5,941	62,808	49,724
Net income	42,819	48,529	145,191	187,178
Less: income attributable to noncontrolling interest, net of taxes	5,047	4,332	17,080	19,439
Net income attributable to Colfax Corporation	$37,772	$44,197	$128,111	$167,739
Net income per share - basic	$0.31	$0.36	$1.04	$1.35
Net income per share - diluted	$0.31	$0.36	$1.04	$1.34

Colfax Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Dollars in thousands, except per share data
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Adjusted Operating Income
Operating income	$65,967	$65,063	$238,015	$284,645
Operating income margin	7.1%	6.1%	6.5%	7.2%
Asbestos coverage adjustment	—	—	8,226	—
Restructuring and other related charges	24,853	35,519	74,170	61,177
Loss on deconsolidation of Venezuelan operations	—	—	2,369	—
Adjusted operating income	$90,820	$100,582	$322,780	$345,822
Adjusted operating income margin	9.7%	9.5%	8.9%	8.7%

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Adjusted Net Income and Adjusted Net Income Per Share
Net income attributable to Colfax Corporation	$37,772	$44,197	$128,111	$167,739
Asbestos coverage adjustment	—	—	8,226	—
Restructuring and other related charges	24,853	35,519	74,170	61,177
Loss on deconsolidation of Venezuelan operations	—	—	2,369	—
Debt extinguishment charges- Refinancing of credit agreement	—	—	—	4,731
Tax adjustment(1)	(5,758)	(16,678)	(21,040)	(33,549)
Adjusted net income	$56,867	$63,038	$191,836	$200,098
Adjusted net income margin	6.1%	5.9%	5.3%	5.0%
Weighted-average shares outstanding - diluted	123,385	124,102	123,199	124,870
Adjusted net income per share	$0.46	$0.51	$1.56	$1.60
Net income per share— diluted (in accordance with GAAP)	$0.31	$0.36	$1.04	$1.34
__________
(1) The effective tax rates used to calculate adjusted net income and adjusted net income per share are 27.5% and 28.6% for the fourth quarter and full year ended December 31, 2016, respectively, and 25.1% and 27.5% for the fourth quarter and full year ended December 31, 2015.

Colfax Corporation
Change in Sales, Orders and Backlog
Dollars in millions
(Unaudited)

	Net Sales		Orders
	$	%	$	%

For the three months ended December 31, 2015	$1,061.5		$425.0
Components of Change:
Existing Businesses	(98.2)	(9.3)%	29.6	7.0%
Acquisitions(1)	1.3	0.1%	—	—%
Foreign Currency Translation	(30.8)	(2.8)%	(11.6)	(2.8)%
Total	(127.7)	(12.0)%	18.0	4.2%
For the three months ended December 31, 2016	$933.8		$443.0

	Net Sales		Orders		Backlog at Period End
	$	%	$	%	$	%

As of and for the year ended December 31, 2015	$3,967.1		$1,794.8		$1,140.9
Components of Change:
Existing Businesses	(223.8)	(5.6)%	(49.3)	(2.7)%	(66.6)	(5.8)%
Acquisitions(2)	52.9	1.3%	66.6	3.7%	—	—%
Foreign Currency Translation	(149.2)	(3.8)%	(59.8)	(3.4)%	(45.1)	(4.0)%
Total	(320.1)	(8.1)%	(42.5)	(2.4)%	(111.7)	(9.8)%
As of and for the year ended December 31, 2016	$3,647.0		$1,752.3		$1,029.2
__________
(1) Represents the incremental sales as a result of our acquisition of AMI.
(2) Represents the incremental sales and orders as a result of our acquisitions of AMI, RootsTM blowers and compressors, and Simsmart Technologies.

Colfax Corporation
Consolidated Balance Sheets
Dollars in thousands, except share amounts
(Unaudited)

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$221,730	$197,469
Trade receivables, less allowance for doubtful accounts of $41,511 and $39,505	913,614	888,166
Inventories, net	403,857	420,386
Other current assets	246,396	224,872
Total current assets	1,785,597	1,730,893
Property, plant and equipment, net	604,214	644,536
Goodwill	2,563,326	2,817,687
Intangible assets, net	899,340	995,712
Other assets	532,982	544,091
Total assets	$6,385,459	$6,732,919

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$5,406	$5,792
Accounts payable	605,895	569,445
Customer advances and billings in excess of costs incurred	151,015	195,038
Accrued liabilities	344,358	346,069
Total current liabilities	1,106,674	1,116,344
Long-term debt, less current portion	1,286,738	1,411,755
Other liabilities	898,703	948,264
Total liabilities	3,292,115	3,476,363
Equity:
Common stock, $0.001 par value; 400,000,000 shares authorized; 122,780,261 and 123,486,425 issued and outstanding	123	123
Additional paid-in capital	3,199,682	3,199,267
Retained earnings	685,411	557,300
Accumulated other comprehensive loss	(988,345)	(686,715)
Total Colfax Corporation equity	2,896,871	3,069,975
Noncontrolling interest	196,473	186,581
Total equity	3,093,344	3,256,556
Total liabilities and equity	$6,385,459	$6,732,919

Colfax Corporation
Consolidated Statements of Cash Flows
Dollars in thousands
(Unaudited)

	Year Ended December 31,
	2016	2015
Cash flows from operating activities:
Net income	$145,191	$187,178
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment charges	143,258	154,542
Stock-based compensation expense	19,020	16,321
Non-cash interest expense	4,176	10,101
Deferred income tax benefit	(1,682)	(22,717)
Changes in operating assets and liabilities:
Trade receivables, net	(50,958)	64,048
Inventories, net	19,665	(390)
Accounts payable	52,308	2,548
Customer advances and billings in excess of costs incurred	(37,210)	(21,094)
Changes in other operating assets and liabilities	(46,794)	(86,724)
Net cash provided by operating activities	246,974	303,813
Cash flows from investing activities:
Purchases of fixed assets	(63,251)	(69,877)
Acquisitions, net of cash received	(25,992)	(196,007)
Other, net	7,249	18,927
Net cash used in investing activities	(81,994)	(246,957)
Cash flows from financing activities:
Borrowings under term credit facility	—	750,000
Payments under term credit facility	(37,500)	(1,232,872)
Proceeds from borrowings on revolving credit facilities and other	896,742	1,498,039
Repayments of borrowings on revolving credit facilities and other	(978,024)	(1,104,055)
Proceeds from issuance of common stock, net	2,206	6,052
Repurchases of common stock	(20,812)	(27,367)
Other	(7,830)	(21,066)
Net cash used in financing activities	(145,218)	(131,269)
Effect of foreign exchange rates on Cash and cash equivalents	4,499	(33,566)
Increase (decrease) in Cash and cash equivalents	24,261	(107,979)
Cash and cash equivalents, beginning of period	197,469	305,448
Cash and cash equivalents, end of period	$221,730	$197,469

Supplemental Disclosure of Cash Flow Information:
Interest payments	$35,838	$36,363
Income tax payments, net	77,104	79,540